Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No 333-282336) pertaining to the 2021 Equity Incentive Plan of our report dated September 25, 2025, with respect to the consolidated financial statements of Legacy Education Inc. as of June 30, 2025 and 2024 and for each of the years then ended, which report is included in this Annual Report on Form 10-K of Legacy Education Inc. for the year ended June 30, 2025.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

United States of America

September 25, 2025